033 Putnam American Government Income Fund attachment
9/30/07 Annual

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

For the year ended September 30, 2007, Putnam Management has assumed $417 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters


72DD1 (000s omitted)

Class A		25,879
Class B		1,118
Class C		108

72DD2 (000s omitted)

Class M		79
Class R 		2
Class Y		489

73A1 (000s omitted)

Class A		0.360
Class B		0.293
Class C		0.294


73A2 (000s omitted)

Class M		0.336
Class R		0.336
Class Y		0.384


74U1 (000s omitted)

Class A		69,136
Class B		2,911
Class C		379

74U2 (000s omitted)

Class M		233
Class R 		8
Class Y		1,480


74V1

Class A		9.00
Class B		8.94
Class C		8.97

74V2

Class M		9.04
Class R		9.00
Class Y		8.99


Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.